Exhibit 99

VF Reports 2015 First Quarter Results

  First quarter revenues up 2 percent (up 8 percent currency neutral)

- Outdoor & Action Sports revenues up 2 percent (up 10 percent currency neutral)

- International revenues down 5 percent (up 9 percent currency neutral)

- Direct-to-consumer revenues up 5 percent (up 11 percent currency neutral)

- Jeanswear revenues up 1 percent (up 6 percent currency neutral)

  Earnings Per Share flat (up 13 percent currency neutral)
  Full-year currency neutral EPS now expected to increase 14 percent compared to adjusted EPS of $3.08 in 2014 (up from previous 12 percent growth expectation)

GREENSBORO, N.C.--(BUSINESS WIRE)--May 1, 2015--VF Corporation (NYSE: VFC) today reported financial results for its first quarter ended April 4, 2015. All per share amounts are presented on a diluted basis. This release refers to “currency neutral” and “reported” amounts, terms that are described under the “Currency Neutral – Excluding the Impact of Foreign Currency” paragraph. Reconciliations of GAAP measures to currency neutral amounts are presented in the supplemental financial information included with this release, which identifies and quantifies all excluded items. Unless otherwise noted, currency neutral and reported amounts are the same.

“We remain confident in the year ahead, the fundamental strength of our business, and the significant momentum we see across our diverse portfolio of brands,” said Eric Wiseman, VF Chairman, President and Chief Executive Officer. “The proven strength of VF’s growth strategy, driven by consistent execution and solid operational discipline, has led us to increase our expectations for full-year currency neutral earnings per share growth putting us on track to deliver another record year to shareholders.”

First Quarter 2015 Highlights

  Revenues rose 8 percent on a currency neutral basis including growth in our Outdoor & Action Sports, Jeanswear, Imagewear and Sportswear coalitions, and our international and direct-to-consumer businesses. On a reported basis, revenues increased 2 percent over the 2014 quarter.
  Gross margin was 49.0 percent on a reported basis, down 40 basis points compared with the same quarter last year and in line with our expectations. Continued benefit from the shift of our revenue mix toward higher margin businesses was more than offset by the impact of foreign currency. The company continues to expect a 70 basis point improvement for the full year to reach 49.5 percent on a currency neutral basis (49.2 percent reported).
  Operating income on a reported basis was down 1 percent to $398 million compared with the same period of 2014. Operating margin on a reported basis declined 50 basis points to 14.0 percent, which includes a 70 basis point headwind from changes in foreign currency rates.
  Earnings per share were up 13 percent on a currency neutral basis and were flat on a reported basis compared with last year’s same period.

Coalition Review

First quarter revenues for the Outdoor & Action Sports coalition were up 10 percent on a currency neutral basis (up 2 percent reported to $1.6 billion).

In line with our expectations, first quarter currency neutral revenues for The North Face® brand rose 7 percent (up 1 percent reported), including a 20 percent increase (up 13 percent reported) in direct-to-consumer business. By region, The North Face® brand’s revenues were up at a mid single-digit percentage rate in the Americas, up at a high single-digit rate (down low double-digit reported) in Europe and up at a low double-digit percentage rate in the Asia Pacific region. For the full year, the company’s expectation for low double-digit currency neutral revenue growth for The North Face® brand remains unchanged.

Currency neutral revenues for the Vans® brand in the first quarter were up 16 percent (up 8 percent reported) including balanced growth in its direct-to-consumer and wholesale businesses. Revenues in the Americas region were up at a high-teen percentage rate (up mid-teen reported), up more than 45 percent in the Asia Pacific region and up at a mid single-digit rate (down low double-digit reported) in Europe. In 2015, the company continues to expect a mid-teen currency neutral percentage rate increase in revenues for the Vans® brand.

First quarter revenues for the Timberland® brand were up 10 percent on a currency neutral basis (flat reported) including a 16 percent increase (up 6 percent reported) in its wholesale business. In the Americas region, revenues were up at a high-teen percentage rate driven by significant wholesale growth. In Asia Pacific, revenues in the first quarter were up at a high single-digit rate (up low single-digit reported) and in Europe, the Timberland® brand was up at a low single-digit rate (down mid-teen reported). There is no change to the company’s expectation for the Timberland® brand revenues to increase at a low-teen percentage rate on a currency neutral basis in 2015.

First quarter operating income for Outdoor & Action Sports was down 5 percent to $261 million (as reported) and operating margin declined 120 basis points to 16.2 percent (as reported), primarily due to changes in foreign currency rates and increased investments in the direct-to-consumer business, including the addition of 116 retail stores on a year-over-year basis.

Jeanswear first quarter revenues were up 6 percent (up 1 percent reported, to $700 million). Revenues for the Americas region improved at a mid single-digit percentage rate. In Europe, revenues were up at a mid single-digit percentage (down mid-teen reported) and in Asia, revenues were up at a high single-digit rate.

Revenues for the Wrangler® brand in the first quarter were up 9 percent (up 5 percent reported) driven by strength in the Americas region, which realized low double-digit growth in the U.S. mass channel and a mid single-digit increase in its western specialty business. Wrangler® brand revenues in Europe were down at a mid single-digit percentage rate (down more than 20 percent reported) due to weakness in Eastern Europe and up at a low double-digit percentage rate (high single-digit reported) in the Asia Pacific region.

Global revenues, on a currency neutral basis, for the Lee® brand in the first quarter were up 4 percent (down 1 percent reported) including a high single-digit percentage rate increase (up mid single reported) in Asia Pacific and a mid-teen percentage increase (down mid single-digit reported) in Europe. The Americas region, which saw a low single-digit percentage decline in revenues, continues to work through ongoing challenges in the U.S. mid-tier channel.

Operating income for Jeanswear in the first quarter rose 2 percent to $132 million (as reported). Operating margin increased 20 basis points to 18.9 percent (as reported) in the quarter, driven by increased volume.

Imagewear revenues were up 8 percent (up 7 percent reported to $283 million) in the first quarter driven by a mid-teen percentage rate increase in the workwear business with continued strong demand for the Red Kap® brand. First quarter operating income for Imagewear was up 9 percent to $41 million (as reported), with a 30 basis point improvement in operating margin to 14.6 percent (as reported).

Sportswear first quarter revenues increased 3 percent to $136 million. Nautica® brand revenues were up at a low single-digit percentage rate driven by strength in wholesale sales. The Kipling® brand’s revenues in the U.S. were up 9 percent compared with the same period last year. In the first quarter, operating income was up 2 percent to $13 million while operating margin was flat at 9.5 percent.

Contemporary Brands coalition first quarter revenues were down 7 percent (down 11 percent reported to $88 million), reflecting ongoing challenges in demand for the sector.

International Review

International revenues, on a currency neutral basis, were up 9 percent (down 5 percent reported) in the first quarter. Revenues in Europe were up 4 percent (down 14 percent reported) and in the Asia Pacific region were up 17 percent (up 13 percent reported). Revenues in the Americas (non-U.S.) region were up 16 percent (up 4 percent reported). On a reported basis, international revenues were 40 percent of total VF first quarter sales compared with 43 percent in the same period of 2014.

Direct-to-Consumer Review

Direct-to-consumer revenues, on a currency neutral basis, grew 11 percent (up 5 percent reported) in the first quarter with positive comparable sales growth in all regions and particular strength in Europe. Twenty-three stores were opened during the first quarter bringing the total number of VF-owned retail stores to 1,395. On a reported basis, direct-to-consumer revenues reached 24 percent of total revenues in the first quarter compared with 23 percent in the same period of 2014.

Balance Sheet Highlights

In line with expectations, inventories were up 7 percent compared with the same period of 2014. During the first quarter, VF purchased a total of 10 million common shares for approximately $730 million under its Board of Directors share repurchase authorization. No additional share repurchases in 2015 are anticipated. Additionally, VF made a discretionary contribution of $250 million to its U.S. qualified pension plan, which is now fully funded.

2015 Currency Neutral Earnings Outlook Raised

Earnings per share, on a currency neutral basis, are now expected to increase by 14 percent compared to adjusted earnings per share of $3.08 in 2014. This is an increase from the previous expectation of 12 percent per share growth provided on February 13, 2015. Earnings per share, on a reported basis, are still anticipated to increase by 4 percent to $3.20 compared to adjusted earnings per share of $3.08 in 2014. As a reminder, 2014 adjusted earnings per share excluded the negative impact of a $0.70 noncash impairment charge recorded in the fourth quarter of 2014 to reduce the carrying value of the goodwill and intangible assets related to the 7 For All Mankind®, Ella Moss® and Splendid® brands. On a reported basis, 2014 earnings per share were $2.38.

Dividend Declared

VF’s Board of Directors declared a quarterly dividend of $0.32 per share, payable on June 19, 2015, to shareholders of record on June 9, 2015.

Currency Neutral – Excluding the Impact of Foreign Currency

This release refers to “currency neutral”’ amounts for the first quarter of 2015 and full-year outlook. Currency neutral amounts exclude both the impact of translating foreign currencies into U.S. dollars and the impact of currency rate changes on foreign currency denominated transactions. This release also refers to “reported” amounts in accordance with U.S. GAAP, which include translation and transactional impacts from foreign currency exchange rates. Reconciliations of GAAP measures to currency neutral amounts for the first quarter of 2015 are presented in the supplemental financial information included with this release, which identify and quantify all excluded items.

Webcast Information

VF will hold its 2015 first quarter conference call and webcast today at 8:30 a.m. Eastern Time. Interested parties should call (800) 334-8065 (U.S.) or (913) 312-1422 (international) to access the call. The conference call will be broadcast live and is accessible at www.vfc.com. A replay of the conference call will be available from May 1 through May 8, 2015, via telephone at 877-870-5176 (access code: 5507207) or at www.vfc.com.

About VF

VF Corporation (NYSE: VFC) is a global leader in the design, manufacture, marketing and distribution of branded lifestyle apparel, footwear and accessories. The company’s highly diversified portfolio of 30 powerful brands spans numerous geographies, product categories, consumer demographics and sales channels, giving VF a unique industry position and the ability to create sustainable, long-term growth for our customers and shareholders. The company’s largest brands are The North Face®, Vans®, Timberland®, Wrangler®, Lee® and Nautica®. For more information, visit www.vfc.com.

Forward Looking Statements

Certain statements included in this release and the attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: foreign currency fluctuations; the level of consumer demand for apparel, footwear and accessories; disruption to VF’s distribution system; VF's reliance on a small number of large customers; the financial strength of VF's customers; VF's ability to implement its growth strategy; VF's ability to grow its international and direct-to-consumer businesses; VF and its customers’ ability to maintain the strength and security of information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF’s ability to accurately forecast demand for products; VF's ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; changes in tax liabilities; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

VF CORPORATION Condensed Consolidated Statements of Income (Unaudited) (In thousands, except per share amounts)

	Three Months Ended March		%
	2015	2014	Change

Net sales	$2,803,302	$2,750,115	2%
Royalty income	33,999	30,663	11%

Total revenues	2,837,301	2,780,778	2%

Costs and operating expenses
Cost of goods sold	1,446,547	1,406,566	3%
Selling, general and administrative expenses	992,919	971,022	2%
	2,439,466	2,377,588	3%

Operating income	397,835	403,190	(1%)

Interest, net	(19,751)	(19,306)	(2%)
Other income (expense), net	828	(2,092)	140%

Income before income taxes	378,912	381,792	(1%)

Income taxes	90,203	84,599	7%

Net income	$288,709	$297,193	(3%)

Earnings per common share
Basic	$0.68	$0.68	0%
Diluted	$0.67	$0.67	0%

Weighted average shares outstanding
Basic	426,255	438,290
Diluted	434,103	446,266

Cash dividends per common share	$0.3200	$0.2625	22%

Basis of presentation: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. For presentation purposes herein, all references to periods ended March 2015 and March 2014 relate to the 13 week fiscal periods ended April 4, 2015 and March 29, 2014, respectively.

VF CORPORATION Condensed Consolidated Balance Sheets (Unaudited) (In thousands)

	March	December	March
	2015	2014	2014

ASSETS
Current assets
Cash and equivalents	$655,483	$971,895	$321,672
Accounts receivable, net	1,283,216	1,276,224	1,310,468
Inventories	1,624,234	1,482,804	1,512,459
Other current assets	518,593	454,931	389,922
Total current assets	4,081,526	4,185,854	3,534,521

Property, plant and equipment	911,478	942,181	921,970
Intangible assets	2,291,505	2,433,552	2,946,959
Goodwill	1,795,359	1,824,956	2,022,086
Other assets	652,996	593,597	559,616
Total assets	$9,732,864	$9,980,140	$9,985,152

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$1,067,961	$21,822	$261,105
Current portion of long-term debt	3,384	3,975	5,142
Accounts payable	457,744	690,842	467,578
Accrued liabilities	749,237	903,602	807,708
Total current liabilities	2,278,326	1,620,241	1,541,533

Long-term debt	1,422,840	1,423,581	1,425,833
Other liabilities	1,127,433	1,305,436	1,262,957

Stockholders' equity	4,904,265	5,630,882	5,754,829
Total liabilities and stockholders' equity	$9,732,864	$9,980,140	$9,985,152

VF CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Three Months Ended March
	2015	2014

Operating activities
Net income	$288,709	$297,193
Depreciation and amortization	65,880	64,017
Other noncash adjustments to net income	(217,814)	62,796
Changes in operating assets and liabilities	(567,399)	(410,352)
Cash (used) provided by operating activities	(430,624)	13,654

Investing activities
Capital expenditures	(33,028)	(49,309)
Software purchases	(36,708)	(44,654)
Other, net	10,617	(5,170)
Cash used by investing activities	(59,119)	(99,133)

Financing activities
Net increase in short-term borrowings	1,047,660	242,586
Payments on long-term debt	(1,414)	(1,099)
Purchases of treasury stock	(730,811)	(513,778)
Cash dividends paid	(135,912)	(114,776)
Net impact of stock issuance	25,571	20,807
Cash provided (used) by financing activities	205,094	(366,260)

Effect of foreign currency rate changes on cash and equivalents	(31,763)	(2,992)

Net change in cash and equivalents	(316,412)	(454,731)

Cash and equivalents - beginning of year	971,895	776,403

Cash and equivalents - end of period	$655,483	$321,672

VF CORPORATION Supplemental Financial Information Business Segment Information (Unaudited) (In thousands)

				% Change Currency Neutral **
	Three Months Ended March		%
	2015	2014	Change

Coalition revenues
Outdoor & Action Sports	$1,606,889	$1,574,647	2%	10%
Jeanswear	699,655	690,330	1%	6%
Imagewear	282,896	263,239	7%	8%
Sportswear	135,657	131,505	3%	3%
Contemporary Brands	87,537	98,169	(11%)	(7%)
Other	24,667	22,888	8%	8%

Total coalition revenues	$2,837,301	$2,780,778	2%	8%

Coalition profit
Outdoor & Action Sports	$260,820	$274,490	(5%)	7%
Jeanswear	131,932	129,266	2%	7%
Imagewear	41,347	37,772	9%	13%
Sportswear	12,841	12,555	2%	2%
Contemporary Brands	3,540	7,902	(55%)	(48%)
Other	14,527	(3,116)	*	*

Total coalition profit	465,007	458,869	1%	10%

Corporate and other expenses	(66,344)	(57,771)	(15%)	(15%)
Interest, net	(19,751)	(19,306)	(2%)	(2%)

Income before income taxes	$378,912	$381,792	(1%)	10%

* Calculation not meaningful
** Refer to currency neutral definition on following page

VF CORPORATION Supplemental Financial Information Business Segment Information – Currency Neutral Basis (Unaudited) (In thousands)

	Three Months Ended March 2015

	As Reported Under GAAP	Adjust for Foreign Currency Exchange
			Currency Neutral

Coalition revenues
Outdoor & Action Sports	$1,606,889	$(130,699)	$1,737,588
Jeanswear	699,655	(30,578)	730,233
Imagewear	282,896	(1,939)	284,835
Sportswear	135,657	-	135,657
Contemporary Brands	87,537	(3,710)	91,247
Other	24,667		24,667

Total coalition revenues	$2,837,301	$(166,926)	$3,004,227

Coalition profit
Outdoor & Action Sports	$260,820	$(33,759)	$294,579
Jeanswear	131,932	(5,965)	137,897
Imagewear	41,347	(1,362)	42,709
Sportswear	12,841	-	12,841
Contemporary Brands	3,540	(540)	4,080
Other	14,527	-	14,527

Total coalition profit	465,007	(41,626)	506,633

Corporate and other expenses	(66,344)	-	(66,344)
Interest, net	(19,751)	-	(19,751)

Income before income taxes	$378,912	$(41,626)	$420,538

Currency Neutral Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars, and from entering foreign currency transactions. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present currency neutral financial information, which is a non-GAAP financial measure that excludes the incremental current year impact of foreign currency exchange. We use currency neutral information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation and transaction gains and losses. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate foreign currency translation on a currency neutral basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period). Similarly, transaction gains and losses on a currency neutral basis are calculated using exchange rates from the comparable period of the prior year.

These currency neutral performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The currency neutral information presented may not be comparable to similarly titled measures reported by other companies.

CONTACT:
VF Corporation
Lance Allega
Vice President, Investor Relations
336-424-6082
or
Craig Hodges
Director, Corporate Communications
336-424-5636